Exhibit 23.8

February 25, 2016

The Special Committee of the Board of Directors

ChipMOS TECHNOLOGIES (Bermuda) LTD.

No. 1, R&D Road 1

Hsinchu Science Park

Hsinchu City, 30076

Republic of China

Re:	Initially Filed Registration Statement on Form F-4 of ChipMOS TECHNOLOGIES INC., filed February 26, 2016 (the “Registration Statement”) and Initially Filed Schedule 13E-3 of ChipMOS TECHNOLOGIES (Bermuda) LTD., filed February 26, 2016 (the “Schedule 13E-3”)

The Special Committee of the Board of Directors:

Reference is made to our opinion letter, dated January 21, 2016, with respect to the fairness from a financial point of view of the consideration provided pursuant to the transaction described therein involving ChipMOS TECHNOLOGIES (Bermuda) LTD. (“IMOS”) and ChipMOS TECHNOLOGIES INC.

The foregoing opinion letter was provided for the information and assistance of the Special Committee of the Board of Directors of IMOS, in connection with its consideration and evaluation of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise filed with, included in or publicly referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that IMOS has determined to include our opinion in a proxy statement/prospectus included in the Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “SUMMARY—Opinion of IMOS Special Committee’s Financial Advisor,” “RISK FACTORS,” “SPECIAL FACTORS—Background of the Merger,” “SPECIAL FACTORS—Opinion of the IMOS Special Committee’s Financial Advisor,” “SPECIAL FACTORS—Recommendation of the IMOS Special Committee and the IMOS Board and Reasons for the Merger,” “Certain Financial Projections —Certain Financial Projections,” and to the inclusion of the foregoing opinion as Annex D to the proxy statement/prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise filed with, included in or publicly referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the above-mentioned Registration Statement and proxy statement) or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/WELLS FARGO SECURITIES, LLC
WELLS FARGO SECURITIES, LLC